Exhibit 5.2

Banc of California, Inc. 3 MacArthur Place Santa Ana, California 92707-7704	Skadden, Arps, Slate, Meagher & Flom llp ONE MANHATTAN WEST NEW YORK, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com September 29, 2023

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Re:	Banc of California, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Delaware counsel to Banc of California, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement (as defined below), relating to, among other things, (a) the merger of Cal Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into PacWest Bancorp, a Delaware corporation (“PACW”), with PACW as the surviving entity (the “first merger”), and (b) the merger of PACW with and into the Company immediately following the first merger (the “second merger” and, together with the first merger, the “mergers”), with the Company as the surviving corporation, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 25, 2023, by and among the Company, Merger Sub and PACW (the “Merger Agreement”).

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, among other things: (a) in the first merger, the PACW stockholders will receive 0.6569 of a share of Company common stock for each share of PACW common stock, subject to certain exceptions, and (b) in the second merger, each outstanding share of the 7.75% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “PACW Preferred Stock”) of PACW will be converted into the right to receive one share of a newly created 7.75% Non-Cumulative Perpetual Preferred Stock, Series F (the “Company Preferred Stock”) of the Company. Shares of the PACW Preferred Stock were deposited by PACW with Equiniti Trust Company, as depositary, pursuant to the deposit agreement, dated as of June 6, 2022 (the “Original Deposit Agreement”), among PACW, Equiniti Trust Company, and the holders from time to time of the depositary receipts issued under the Original Deposit Agreement to evidence the depositary shares of PACW, each representing a 1/40th interest in a share of PACW Preferred Stock. In the second merger, shares of the Company Preferred Stock will be deposited by the Company with Computershare Inc. and Computershare Trust Company, N.A., jointly acting as depositary (the “Depositary”), pursuant to a deposit agreement (the “Deposit Agreement”) to be entered into by and among the Company, the Depositary, and the holders from time to time of the depositary receipts to be issued under the Deposit Agreement to evidence the depositary shares of the Company, each representing a 1/40th interest in a share of the Company Preferred Stock (the “Company Depositary Shares”).

Banc of California, Inc.

September 29, 2023

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 (File No. 333-274245) of the Company, relating to the issuance of (i) up to 78,829,025 shares of Company common stock, (ii) up to 513,250 shares of the Company Preferred Stock, and (iii) the corresponding Company Depositary Shares, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on August 28, 2023 (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b) the form of Deposit Agreement, included as an exhibit to the Registration Statement;

(c) an executed copy of the Merger Agreement, included as an exhibit to the Registration Statement; and

(d) the form of global receipts evidencing the Company Depositary Shares, to be executed by the Depositary and registered in the name of Cede & Co. and included as an exhibit to the Registration Statement (the “Receipts”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such documents. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Banc of California, Inc.

September 29, 2023

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of Delaware (the “Opined-on Law”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Company Depositary Shares, when evidenced by the Receipts issued under the Deposit Agreement against deposit of the underlying Company Preferred Stock in accordance with the provisions of the Deposit Agreement, will be duly and validly issued and will entitle the registered holder thereof to the rights specified in such Receipts and in the Deposit Agreement.

The opinion stated above presumes that, prior to the issuance of the Company Depositary Shares: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; and (ii) the stockholders of the Company and PACW will have approved the transactions contemplated by the Merger Agreement.

The opinion stated herein is subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Receipts and the Deposit Agreement constitutes the valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in the Receipts or the Deposit Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

Banc of California, Inc.

September 29, 2023

(e) we do not express any opinion with respect to the effect on the opinion stated herein of (i) the compliance or non-compliance of any party to the Deposit Agreement with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Deposit Agreement;

(f) we have assumed that the choice of Delaware law to govern the Deposit Agreement and the Receipts is a valid and legal provision;

(g) we do not express any opinion with respect to the enforceability of any provision contained in the Receipts or the Deposit Agreement with respect to the choice of law or choice of forum of the parties thereto; and

(h) our opinion addresses only the Company Depositary Shares and the Receipts issued pursuant to the Deposit Agreement and we express no opinion with respect to the Company Preferred Stock.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Deposit Agreement;

(b) the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Deposit Agreement;

(c) the Deposit Agreement has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d) neither the execution and delivery by the Company of the Deposit Agreement nor the performance by the Company of its obligations thereunder, including the issuance of the Receipts: (i) conflicts with or will conflict with the charter, bylaws or any other comparable organizational documents of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to Opined-on Law);

Banc of California, Inc.

September 29, 2023

(e) neither the execution and delivery by the Company of the Deposit Agreement nor the performance by the Company of its obligations thereunder requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(f) (i) the shares of Company Preferred Stock that will be deposited with the Depositary in connection with the issuance of the Company Depositary Shares will have been duly authorized, validly issued and will be fully paid and nonassessable and that any preemptive rights with respect to such Company Preferred Stock will have been validly waived or exercised, (ii) such Company Preferred Stock will be free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind or any restriction on transfer or voting, and (iii) certificates for the Company Preferred Stock will have been duly executed and delivered and will have been properly deposited with the Depositary pursuant to the terms of the Deposit Agreement;

(g) the Receipts evidencing the Company Depositary Shares will be signed by one of the authorized officers of the Depositary and registered by such Depositary; and

(h) the Deposit Agreement, in the form attached as Exhibit 4.2 to the Registration Statement, without alteration or amendment (other than identifying the appropriate date), will become effective as of the effective time of the mergers.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJZ